Exhibit (d)(6)

BLUEFLY STOCK OPTION AGREEMENT

                                  BLUEFLY, INC.

                             STOCK OPTION AGREEMENT

         Agreement, made as of [INSERT DATE], between Bluefly, Inc. (the "Company"), a Delaware corporation, and [INSERT NAME] (the "Optionee").

         The Company has duly adopted the Bluefly, Inc. 2005 Stock Incentive Plan (the "Plan"), the terms of which are hereby incorporated by reference. In the case of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall be controlling. A copy of the Plan (as such may have been amended to date) will be made available for inspection by the Optionee during normal business hours at the principal office of the Company. All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Plan.

         In accordance with the terms of the Plan, a committee of the Board of Directors of the Company which administers the Plan (the "Committee") has adopted a resolution granting the Optionee a stock option (the "Option") under the Plan to purchase [SPELL OUT NUMBER] ([INSERT NUMBER]) shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), for the price and on the terms and conditions set forth in this Agreement and in the Plan.

         The Option [X] is [ ] is not intended to satisfy the requirements for an incentive stock option under the Internal Revenue Code of 1986, as amended, to the fullest extent permitted by law. The Company makes no representations or warranties as to the income, estate or other tax consequences to the Optionee of the grant of exercise of the Option or the sale or other disposition of the Shares acquired pursuant to the exercise thereof.

         1.     (a)    The price at which the  Optionee shall  have the right to
purchase the Shares under this Agreement is $[INSERT EXERCISE PRICE] per share, subject to adjustment as provided in Paragraph 4 below.

                (b) Unless the Option is previously terminated pursuant to the Plan or this Agreement, and subject to the terms of any other agreement between the Optionee and the Company (including, without limitation, any employment or other agreement which may provide for, among other things, an accelerated vesting schedule), the Option shall vest over a Forty-eight (48) month period as follows: (i) 12.5% of the Option shall vest on the sixth month anniversary of the date of grant and (ii) 2.0833% of the Option shall vest each month thereafter until all such Option shall have vested; provided, however, that all vesting shall cease upon Optionee's termination as an employee of the Company. The Option shall expire on the 10 year anniversary of the date hereof (the "Expiration Date"), and shall not be exercisable after such date. Except as provided in subparagraph (c) hereof, or in the event an exercise is delayed as a result of the application of Section 6 or 7, the Option shall cease to be exercisable thirty (30) business

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days after the date the  Optionee  terminates  services  as an  employee  of the
Company or any affiliate of the Company for reasons other than, retirement, disability or death, or in the case of an abeyance or delay due to the application of Section 6 or 7, and all rights of the Optionee hereunder shall thereupon terminate.

                (c) If the Optionee ceases to be an employee of the Company or any affiliate of the Company and this cessation is due to retirement (as defined by the Committee in its sole discretion), or to disability (as defined in each case by the Committee in its sole discretion) or to death, the Option shall be exercisable as provided in this subparagraph. The Optionee, or in the event of the Optionee's disability, the Optionee's duly appointed guardian or conservator, or in the event of the Optionee's death, the Optionee's executor or administrator, shall have the privilege of exercising the unexercised portion of the Option which the Optionee could have exercised on the day on which the Optionee ceased to be an employee of the Company or any affiliate of the Company, provided, however, that such exercise must be in accordance with the terms of this Agreement and within (i) three (3) months after the Optionee's retirement or disability or (ii) (A) twelve (12) months after the Optionee's death or (B) three (3) months after the Optionee's death if such death occurs during the three (3) month period following the termination of the Optionee's employment by reason of retirement or mental or physical disability, as the case may be. In no event, however, shall the Optionee or the Optionee's executor or administrator, as the case may be, exercise the Option after the Expiration Date specified in subparagraph 1(b). For all purposes of this Agreement, an approved leave of absence shall not constitute an interruption or cessation of the Optionee's service as an employee of the Company or any affiliate of the Company.

         2. Nothing contained herein shall be construed to confer on the Optionee any right to continue as an employee of the Company or any affiliate of the Company or to derogate from any right of the Company or any affiliate thereof to retire, request the resignation thereof or discharge the Optionee, or to layoff or require a leave of absence of the Optionee, with or without pay, at any time, with or without cause.

         3. The Option shall not be sold, pledged, assigned, or transferred in any manner. The Option may be exercised only by the Optionee, or in the event of the Optionee's death or disability, the Optionee's duly appointed executor, administrator, guardian or conservator.

         4. (a) If the outstanding shares of Common Stock are affected by any (i) subdivision or consolidation of shares, (ii) dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), (iii) recapitalization or other capital adjustment of the Company or (iv) merger, consolidation or other reorganization of the Company or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem necessary to prevent dilution or enlargement of the benefits or potential benefits intended

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to be made  under  the Plan,  adjust  any or all of (x) the  number  and type of
Shares subject to the unexercised portion of the Option, and (y) the exercise price with respect to the unexercised portion of the Option, or if deemed appropriate, make provision for a cash payment with respect to the unexercised portion of the Option. In computing any adjustment under this paragraph, any fractional share shall be eliminated.

                (b) In the event of (i) a merger or consolidation to which the Company is a party or (ii) a sale by the Company of all or substantially all of its assets, the Option shall, after such merger, consolidation or sale (unless provision has been made by the Committee for a cash payment as set forth in Paragraph 4(a) above), be exercisable into the kind and number of shares of stock and/or securities, cash or other property which the Optionee would have been entitled to receive if the Optionee had held the Common Stock issuable upon the exercise of the Option immediately prior to such consolidation, merger or sale, with a corresponding adjustment in the Option Price as reasonably determined by the Committee to be necessary and appropriate to neither increase nor decrease the benefits of Optionee hereunder.

         5. The Option shall be exercised when written notice of such exercise, signed by the person entitled to exercise the Option, has been delivered or transmitted by registered or certified mail, to the Secretary of the Company at its principal office. Said written notice shall specify the number of Shares purchasable under the Option which such person then wishes to purchase and shall be accompanied by such documentation, if any, as may be required by the Company as provided in Paragraph 7 below and be accompanied by payment of the aggregate Option price. Such payment shall be in the form of (i) cash or (ii) the sale of shares underlying options, through a customary broker-assisted cashless exercise program in a form approved by the Committee and which does not violate the provisions of Section 402 of the Sarbarnes-Oxley Act of 2002. Delivery of said notice and such documentation shall constitute an irrevocable election to purchase the Shares specified in said notice and the date on which the Company receives said notice and documentation shall, subject to the provisions of Paragraphs 6 and 7, be the date as of which the Shares so purchased shall be deemed to have been issued. The person entitled to exercise the Option shall not have the right or status as a holder of the Shares to which such exercise relates prior to receipt by the Company of such payment, notice and documentation.

         6. Anything in this Agreement to the contrary notwithstanding, in no event may the Option be exercisable if the Company shall, at any time and in its sole and reasonable discretion, determine that (i) the listing, registration or qualification of any shares otherwise deliverable upon such exercise, upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or reasonably desirable in connection with such exercise. In such event, such exercise shall be held in abeyance, all related time periods shall toll, and such exercise shall not be effective unless and until such withholding, listing, registration, qualification, or approval shall have been effected or obtained free of any condition which is reasonably unacceptable to the Company.

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

         7. The Committee may require as a condition to the right to exercise the Option hereunder that the Company receive from the person exercising the Option, representations, warranties and agreements, at the time of any such exercise, to the effect that the Shares are being purchased for investment only and without any present intention to sell or otherwise distribute such Shares and that the Shares will not be disposed of in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations there under. The certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

         8. If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the Option on or before the later of (1) the date two (2) years after the Date of Grant, or (2) the date one (1) year after the date exercise, the Optionee shall immediately notify the Company in writing of such disposition. The Optionee agrees that the Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee in the event of such a sale or dispostion.

         9. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and applicable Federal law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be.

         IN WITNESS WHEREOF, the parties have witnessed this Agreement to be duly executed and delivered as of the date first above written.


                                              BLUEFLY, INC.


                                              By:
-------------------------                            ---------------------------
[INSERT NAME]                                 Name:
Optionee                                      Title:

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